SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(RULE 13D-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

(Amendment No. 1)

LEAPFROG ENTERPRISES, INC.

(Name of Issuer)

CLASS A COMMON STOCK, $0.0001 PAR VALUE

(Title of Class of Securities)

52186N106

(Cusip Number)

December 31, 2003

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐ Rule 13d-1 (b)

        ☐ Rule 13d-1 (c)

        ☒ Rule 13d-1 (d)

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CUSIP No. 52186N106			Page 2 of 22 Pages

1.	Name of Reporting Person: KNOWLEDGE KIDS, L.L.C.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power:

		6.	Shared Voting Power: 405,445(1)

		7.	Sole Dispositive Power:

		8.	Shared Dispositive Power: 405,445(1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 405,445(1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 1.3% (2)

12.	Type of Reporting Person: OO

(1)	Represents shares of Class A Common Stock issuable upon conversion of an aggregate of 405,445 shares of Class B Common Stock held by the reporting person as of December 31, 2003.

(2)	Based on 405,445 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by the reporting person plus 29,919,720 shares of Class A Common Stock outstanding as of November 4, 2003, as reported by LeapFrog Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003.

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CUSIP No. 52186N106			Page 3 of 22 Pages

1.	Name of Reporting Person: KNOWLEDGE UNIVERSE, INC.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power:

		6.	Shared Voting Power: 405,445(1)

		7.	Sole Dispositive Power:

		8.	Shared Dispositive Power: 405,445(1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 405,445(1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 1.3%(2)

12.	Type of Reporting Person: CO

(1)	Represents shares of Class A Common Stock issuable upon conversion of an aggregate of 405,445 shares of Class B Common Stock held indirectly by the reporting person through Knowledge Kids, L.L.C. as of December 31, 2003.

(2)	Based on 405,445 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by the reporting person plus 29,919,720 shares of Class A Common Stock outstanding as of November 4, 2003, as reported by LeapFrog Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003.

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CUSIP No. 52186N106			Page 4 of 22 Pages

1.	Name of Reporting Person: KNOWLEDGE UNIVERSE, L.L.C.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power:

		6.	Shared Voting Power: 8,672,622(1)

		7.	Sole Dispositive Power:

		8.	Shared Dispositive Power: 8,672,622(1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 8,672,622(1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 22.5%(2)

12.	Type of Reporting Person: OO

(1)	Represents shares of Class A Common Stock issuable upon conversion of an aggregate of 8,672,622 shares of Class B Common Stock held by the reporting person as of December 31, 2003, including 405,445 shares of Class B Common Stock held indirectly by the reporting person through Knowledge Kids, L.L.C.

(2)	Based on 8,672,622 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by the reporting person plus 29,919,720 shares of Class A Common Stock outstanding as of November 4, 2003, as reported by LeapFrog Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003.

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CUSIP No. 52186N106			Page 5 of 22 Pages

1.	Name of Reporting Person: ET HOLDINGS, L.L.C.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power:

		6.	Shared Voting Power: 8,672,622(1)

		7.	Sole Dispositive Power:

		8.	Shared Dispositive Power: 8,672,622(1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 8,672,622(1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 22.5%(2)

12.	Type of Reporting Person: OO

(1)	Represents shares of Class A Common Stock issuable upon conversion of an aggregate of 8,672,622 shares of Class B Common Stock held by the reporting person as of December 31, 2003, including 405,445 shares of Class B Common Stock held indirectly by the reporting person through Knowledge Kids, L.L.C. and 8,267,177 shares of Class B Common Stock held indirectly by the reporting person through Knowledge Universe, L.L.C.

(2)	Based on 8,672,622 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by the reporting person plus 29,919,720 shares of Class A Common Stock outstanding as of November 4, 2003, as reported by LeapFrog Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003.

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CUSIP No. 52186N106			Page 6 of 22 Pages

1.	Name of Reporting Person: ET CONSOLIDATED, L.L.C.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power:

		6.	Shared Voting Power: 8,672,622(1)

		7.	Sole Dispositive Power:

		8.	Shared Dispositive Power: 8,672,622(1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 8,672,622(1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 22.5%(2)

12.	Type of Reporting Person: OO

(1)	Represents shares of Class A Common Stock issuable upon conversion of an aggregate of 8,672,622 shares of Class B Common Stock held by the reporting person as of December 31, 2003, including 405,445 shares of Class B Common Stock held indirectly by the reporting person through Knowledge Kids, L.L.C. and 8,267,177 shares of Class B Common Stock held indirectly by the reporting person through Knowledge Universe, L.L.C.

(2)	Based on 8,672,622 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by the reporting person plus 29,919,720 shares of Class A Common Stock outstanding as of November 4, 2003, as reported by LeapFrog Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003.

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CUSIP No. 52186N106			Page 7 of 22 Pages

1.	Name of Reporting Person: HAMPSTEAD ASSOCIATES, L.L.C.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power:

		6.	Shared Voting Power: 8,695,781(1)

		7.	Sole Dispositive Power:

		8.	Shared Dispositive Power: 8,695,781(1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 8,695,781(1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 22.5%(2)

12.	Type of Reporting Person: OO

(1)	Represents shares of Class A Common Stock issuable upon conversion of an aggregate of 8,695,781 shares of Class B Common Stock held by the reporting person as of December 31, 2003, including 405,445 shares of Class B Common Stock held indirectly by the reporting person through Knowledge Kids, L.L.C. and 8,267,177 shares of Class B Common Stock held indirectly by the reporting person through Knowledge Universe, L.L.C.

(2)	Based on 8,695,781 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by the reporting person plus 29,919,720 shares of Class A Common Stock outstanding as of November 4, 2003, as reported by LeapFrog Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003.

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CUSIP No. 52186N106			Page 8 of 22 Pages

1.	Name of Reporting Person: RIDGEVIEW ASSOCIATES, L.L.C.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power:

		6.	Shared Voting Power: 8,695,781(1)

		7.	Sole Dispositive Power:

		8.	Shared Dispositive Power: 8,695,781(1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 8,695,781(1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 22.5%(2)

12.	Type of Reporting Person: OO

(1)	Represents shares of Class A Common Stock issuable upon conversion of an aggregate of 8,695,781 shares of Class B Common Stock held by the reporting person as of December 31, 2003, including 405,445 shares of Class B Common Stock held indirectly by the reporting person through Knowledge Kids, L.L.C., 8,267,177 shares of Class B Common Stock held indirectly by the reporting person through Knowledge Universe, L.L.C. and 23,159 shares of Class B Common Stock held indirectly by the reporting person through Hampstead Associates, L.L.C.

(2)	Based on 8,695,781 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by the reporting person plus 29,919,720 shares of Class A Common Stock outstanding as of November 4, 2003, as reported by LeapFrog Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003.

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CUSIP No. 52186N106			Page 9 of 22 Pages

1.	Name of Reporting Person: RASPBERRY LLC		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power:

		6.	Shared Voting Power: 8,695,781(1)

		7.	Sole Dispositive Power:

		8.	Shared Dispositive Power: 8,695,781(1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 8,695,781(1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 22.5%(2)

12.	Type of Reporting Person: OO

(1)	Represents shares of Class A Common Stock issuable upon conversion of an aggregate of 8,695,781 shares of Class B Common Stock held by the reporting person as of December 31, 2003, including 405,445 shares of Class B Common Stock held indirectly by the reporting person through Knowledge Kids, L.L.C., 8,267,177 shares of Class B Common Stock held indirectly by the reporting person through Knowledge Universe, L.L.C. and 23,159 shares of Class B Common Stock held indirectly by the reporting person through Hampstead Associates, L.L.C.

(2)	Based on 8,695,781 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by the reporting person plus 29,919,720 shares of Class A Common Stock outstanding as of November 4, 2003, as reported by LeapFrog Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003.

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CUSIP No. 52186N106			Page 10 of 22 Pages

1.	Name of Reporting Person: LUPINE LLC		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power:

		6.	Shared Voting Power: 8,695,781(1)

		7.	Sole Dispositive Power:

		8.	Shared Dispositive Power: 8,695,781(1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 8,695,781(1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 22.5%

12.	Type of Reporting Person: OO

(1)	Represents shares of Class A Common Stock issuable upon conversion of an aggregate of 8,695,781 shares of Class B Common Stock held by the reporting person as of December 31, 2003, including 405,445 shares of Class B Common Stock held indirectly by the reporting person through Knowledge Kids, L.L.C., 8,267,177 shares of Class B Common Stock held indirectly by the reporting person through Knowledge Universe, L.L.C. and 23,159 shares of Class B Common Stock held indirectly by the reporting person through Hampstead Associates, L.L.C.

(2)	Based on 8,695,781 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by the reporting person plus 29,919,720 shares of Class A Common Stock outstanding as of November 4, 2003, as reported by LeapFrog Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003.

13G
CUSIP No. 52186N106			Page 11 of 22 Pages

1.	Name of Reporting Person: MOLLUSK HOLDINGS, LLC		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power:

		6.	Shared Voting Power: 21,398,283(1)

		7.	Sole Dispositive Power:

		8.	Shared Dispositive Power: 21,398,283(1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 21,398,283(1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 41.7%(2)

12.	Type of Reporting Person: OO

(1)	Represents shares of Class A Common Stock issuable upon conversion of an aggregate of 21,398,283 shares of Class B Common Stock held by the reporting person as of December 31, 2003, including 405,445 shares of Class B Common Stock held indirectly by the reporting person through Knowledge Kids, L.L.C., 8,267,177 shares of Class B Common Stock held indirectly by the reporting person through Knowledge Universe, L.L.C. and 23,159 shares of Class B Common Stock held indirectly by the reporting person through Hampstead Associates, L.L.C.

(2)	Based on 21,398,283 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by the reporting person plus 29,919,720 shares of Class A Common Stock outstanding as of November 4, 2003, as reported by LeapFrog Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003.

13G
CUSIP No. 52186N106			Page 12 of 22 Pages

1.	Name of Reporting Person: CEPHALOPOD CORPORATION		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power:

		6.	Shared Voting Power: 21,398,283(1)

		7.	Sole Dispositive Power:

		8.	Shared Dispositive Power: 21,398,283(1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 21,398,283(1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 41.7%(2)

12.	Type of Reporting Person: CO

(1)	Represents shares of Class A Common Stock issuable upon conversion of an aggregate of 21,398,283 shares of Class B Common Stock held by the reporting person as of December 31, 2003, including 405,445 shares of Class B Common Stock held indirectly by the reporting person through Knowledge Kids, L.L.C., 8,267,177 shares of Class B Common Stock held indirectly by the reporting person through Knowledge Universe, L.L.C., 23,159 shares of Class B Common Stock held indirectly by the reporting person through Hampstead Associates, L.L.C. and 12,702,502 shares of Class B Common Stock held indirectly by the reporting person through Mollusk Holdings, LLC.

(2)	Based on 21,398,283 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by the reporting person plus 29,919,720 shares of Class A Common Stock outstanding as of November 4, 2003, as reported by LeapFrog Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003.

13G
CUSIP No. 52186N106			Page 13 of 22 Pages

1.	Name of Reporting Person: LAWRENCE INVESTMENTS, LLC		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power:

		6.	Shared Voting Power: 21,398,283(1)

		7.	Sole Dispositive Power:

		8.	Shared Dispositive Power: 21,398,283(1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 21,398,283(1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 41.7%(2)

12.	Type of Reporting Person: OO

(1)	Represents shares of Class A Common Stock issuable upon conversion of an aggregate of 21,398,283 shares of Class B Common Stock held by the reporting person as of December 31, 2003, including 405,445 shares of Class B Common Stock held indirectly by the reporting person through Knowledge Kids, L.L.C., 8,267,177 shares of Class B Common Stock held indirectly by the reporting person through Knowledge Universe, L.L.C., 23,159 shares of Class B Common Stock held indirectly by the reporting person through Hampstead Associates, L.L.C. and 12,702,502 shares of Class B Common Stock held indirectly by the reporting person through Mollusk Holdings, LLC.

(2)	Based on 21,398,283 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by the reporting person plus 29,919,720 shares of Class A Common Stock outstanding as of November 4, 2003, as reported by LeapFrog Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003.

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CUSIP No. 52186N106			Page 14 of 22 Pages

1.	Name of Reporting Person: LAWRENCE J. ELLISON		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power:

		6.	Shared Voting Power: 21,398,283(1)

		7.	Sole Dispositive Power:

		8.	Shared Dispositive Power: 21,398,283(1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 21,398,283(1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 41.7%(2)

12.	Type of Reporting Person: IN

(1)	Represents shares of Class A Common Stock issuable upon conversion of an aggregate of 21,398,283 shares of Class B Common Stock held by the reporting person as of December 31, 2003, including 405,445 shares of Class B Common Stock held indirectly by the reporting person through Knowledge Kids, L.L.C., 8,267,177 shares of Class B Common Stock held indirectly by the reporting person through Knowledge Universe, L.L.C., 23,159 shares of Class B Common Stock held indirectly by the reporting person through Hampstead Associates, L.L.C. and 12,702,502 shares of Class B Common Stock held indirectly by the reporting person through Mollusk Holdings, LLC.

(2)	Based on 21,398,283 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by the reporting person plus 29,919,720 shares of Class A Common Stock outstanding as of November 4, 2003, as reported by LeapFrog Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003.

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CUSIP No. 52186N106			Page 15 of 22 Pages

1.	Name of Reporting Person: MICHAEL R. MILKEN		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 6,508,058

		6.	Shared Voting Power: 8,695,781(1)

		7.	Sole Dispositive Power: 6,508,058

		8.	Shared Dispositive Power: 8,695,781(1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 15,203,839(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 34.9%(3)

12.	Type of Reporting Person: IN

(1)	Represents shares of Class A Common Stock issuable upon conversion of an aggregate of 8,695,781 shares of Class B Common Stock held by the reporting person as of December 31, 2003, including 405,445 shares of Class B Common Stock held indirectly by the reporting person through Knowledge Kids, L.L.C., 8,267,177 shares of Class B Common Stock held indirectly by the reporting person through Knowledge Universe, L.L.C. and 23,159 shares of Class B Common Stock held indirectly by the reporting person through Hampstead Associates, L.L.C.

(2)	Represents shares of Class A Common Stock issuable upon conversion of an aggregate of 8,695,781 shares of Class B Common Stock over which the reporting person has shared voting and dispositive power, shares of Class A Common Stock issuable upon conversion of an aggregate of 4,906,269 shares of Class B Common Stock over which the reporting person has sole voting and dispositive power and 1,601,789 shares of Class A Common Stock over which the reporting person has sole voting and dispositive power.

(3)	Based on 13,602,050 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by the reporting person plus 29,919,720 shares of Class A Common Stock outstanding as of November 4, 2003, as reported by LeapFrog Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003.

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CUSIP No. 52186N106			Page 16 of 22 Pages

1.	Name of Reporting Person: LOWELL J. MILKEN		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 2,035,876

		6.	Shared Voting Power: 8,695,781(1)

		7.	Sole Dispositive Power: 2,035,876

		8.	Shared Dispositive Power: 8,695,781(1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 10,731,657(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 26.7%(3)

12.	Type of Reporting Person: IN

(1)	Represents shares of Class A Common Stock issuable upon conversion of an aggregate of 8,695,781 shares of Class B Common Stock held by the reporting person as of December 31, 2003, including 405,445 shares of Class B Common Stock held indirectly by the reporting person through Knowledge Kids, L.L.C., 8,267,177 shares of Class B Common Stock held indirectly by the reporting person through Knowledge Universe, L.L.C. and 23,159 shares of Class B Common Stock held indirectly by the reporting person through Hampstead Associates, L.L.C.

(2)	Represents shares of Class A Common Stock issuable upon conversion of an aggregate of 8,695,781 shares of Class B Common Stock over which the reporting person has shared voting and dispositive power, shares of Class A Common Stock issuable upon conversion of an aggregate of 1,576,945 shares of Class B Common Stock over which the reporting person has sole voting and dispositive power and 458,931 shares of Class A Common Stock over which the reporting person has sole voting and dispositive power.

(3)	Based on 10,272,726 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by the reporting person plus 29,919,720 shares of Class A Common Stock outstanding as of November 4, 2003, as reported by LeapFrog Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003.

Page 17 of 22 Pages

Item 1(a).	Name of Issuer:
LeapFrog Enterprises, Inc.
Item 1(b).	Address of Issuer’s Principal Executive offices:
6401 Hollis Street, Suite 150
Emeryville, California 94608
Item 2(a).	Name of Person Filing:
See Attachment A
Item 2(b).	Address of Principal Business Office:
1250 Fourth Street
Santa Monica, California 90401
Item 2(c).	Citizenship:
See Attachment A
Item 2(d).	Title of Class of Securities:
Class A Common Stock (1)
Item 2(e).	CUSIP Number:
52186N106
Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
		(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.
		(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.
		(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act.
		(d)	☐	Investment company registered under Section 8 of the Investment Company Act.
		(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
		(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
		(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
		(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
		(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
		(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J)
If this statement is filed pursuant to Rule 13d-1(c), check this box. ☐

(1)	Represents shares of Class A Common Stock held by the reporting persons and Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by the reporting persons.

Page 18 of 22 Pages

Item 4.	Ownership

I. Knowledge Kids, L.L.C. and Knowledge Universe, Inc.
(a)	Amount Beneficially Owned: 405,455 shares of Common Stock
(b)	Percent of Class: 1.3%
(c)	Number of Shares as to which such person has:
	(i)	sole power to vote or to direct the vote: 0
	(ii)	shared power to vote or to direct the vote: 405,455
	(iii)	sole power to dispose or to direct the disposition of: 0
	(iv)	shared power to dispose or to direct the disposition of: 405,455
II. Knowledge Universe, L.L.C., ET Holdings, L.L.C. and ET Consolidated, L.L.C.
(a)	Amount Beneficially Owned: 8,672,622 shares of Common Stock
(b)	Percent of Class: 22.5%
(c)	Number of Shares as to which such person has:
	(i)	sole power to vote or to direct the vote: 0
	(ii)	shared power to vote or to direct the vote: 8,672,622
	(iii)	sole power to dispose or to direct the disposition of: 0
	(iv)	shared power to dispose or to direct the disposition of: 8,672,622
III. Hampstead Associates, LLC
(a)	Amount Beneficially Owned: 8,695,781 shares of Common Stock
(b)	Percent of Class: 22.5%
(c)	Number of Shares as to which such person has:
	(i)	sole power to vote or to direct the vote: 0
	(ii)	shared power to vote or to direct the vote: 8,695,781
	(iii)	sole power to dispose or to direct the disposition of: 0
	(iv)	shared power to dispose or to direct the disposition of: 8,695,781
IV. Ridgeview Associates, LLC, Raspberry LLC and Lupine LLC
(a)	Amount Beneficially Owned: 8,695,781 shares of Common Stock
(b)	Percent of Class: 22.5%
(c)	Number of Shares as to which such person has:
	(i)	sole power to vote or to direct the vote: 0
	(ii)	shared power to vote or to direct the vote: 8,695,781
	(iii)	sole power to dispose or to direct the disposition of: 0
	(iv)	shared power to dispose or to direct the disposition of: 8,695,781
V. Lowell J. Milken
(a)	Amount Beneficially Owned: 10,731,657 shares of Common Stock
(b)	Percent of Class: 26.7%
(c)	Number of Shares as to which such person has:
	(i)	sole power to vote or to direct the vote: 2,035,876
	(ii)	shared power to vote or to direct the vote: 8,695,781
	(iii)	sole power to dispose or to direct the disposition of: 2,035,876
	(iv)	shared power to dispose or to direct the disposition of: 8,695,781

Page 19 of 22 Pages

VI. Michael R. Milken
(a)	Amount Beneficially Owned: 15,203,839 shares of Common Stock
(b)	Percent of Class: 34.9%
(c)	Number of Shares as to which such person has:
	(i)	sole power to vote or to direct the vote: 6,508,058
	(ii)	shared power to vote or to direct the vote: 8,695,781
	(iii)	sole power to dispose or to direct the disposition of: 6,508,058
	(iv)	shared power to dispose or to direct the disposition of: 8,695,781
VII. Mollusk Holdings, LLC, Cephalopod Corporation, Lawrence Investments, LLC and Lawrence J. Ellison
(a)	Amount Beneficially Owned: 21,398,283 shares of Common Stock
(b)	Percent of Class: 41.7%
(c)	Number of Shares as to which such person has:
	(i)	sole power to vote or to direct the vote: 0
	(ii)	shared power to vote or to direct the vote: 21,398,283
	(iii)	sole power to dispose or to direct the disposition of: 0
	(iv)	shared power to dispose or to direct the disposition of: 21,398,283

Item 5.	Ownership of Five Percent or less of a Class:

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company:

Not Applicable

Item 8.	Identification and Classification of Members of the Group:

See Attachment A

Item 9.	Notice of Dissolution of Group:

Not Applicable

Item 10.	Certification:

Not Applicable

Page 20 of 22 Pages

SIGNATURES

      After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2004

KNOWLEDGE KIDS, L.L.C.,
a Delaware limited liability company

/s/ Stanley E. Maron

By: Stanley E. Maron
Its: Secretary

KNOWLEDGE UNIVERSE, INC.,
a Delaware corporation

/s/ Stanley E. Maron

By: Stanley E. Maron
Its: Secretary

KNOWLEDGE UNIVERSE, L.L.C.,
a Delaware limited liability company

/s/ Stanley E. Maron

By: Stanley E. Maron
Its: Secretary

ET HOLDINGS, L.L.C.,
a Delaware limited liability company

/s/ Stanley E. Maron

By: Stanley E. Maron
Its: Assistant Secretary

ET CONSOLIDATED, L.L.C.,
a Delaware limited liability company

/s/ Stanley E. Maron

By: Stanley E. Maron
Its: Assistant Secretary

HAMPSTEAD ASSOCIATES, L.L.C.,
a Delaware limited liability company

By: RIDGEVIEW ASSOCIATES, LLC,
a California limited liability company
Its: Manager

/s/ Michael R. Milken

By: Michael R. Milken
Its: Manager

MOLLUSK HOLDINGS, L.L.C.,
a California limited liability company

By: CEPHALOPOD CORPORATION
Its: Manager

/s/ Philip B. Simon

By: Philip B. Simon
Its: President

CEPHALOPOD CORPORATION,
a California Corporation

/s/ Philip B. Simon

By: Philip B. Simon
Its: President

LAWRENCE INVESTMENTS, LLC,
a California limited liability company

/s/ Philip B. Simon

By: Philip B. Simon
Its: President

Page 21 of 22 Pages

RIDGEVIEW ASSOCIATES, LLC,
a California limited liability company

/s/ Michael R. Milken

By: Michael R. Milken
Its: Manager

Raspberry LLC,
a Delaware limited liability company

/s/ Michael R. Milken

By: Michael R. Milken
Its: Manager

Lupine LLC,
a California limited liability company

/s/ Stanley E. Maron

By: Stanley E. Maron
Its: Manager

/s/ Michael R. Milken

Michael R. Milken, an individual

/s/ Lowell J. Milken

Lowell J. Milken, an individual

Lawrence J. Ellison /s/ Philip B. Simon

Lawrence J. Ellison, an individual
by Philip B. Simon his attorney-in-fact

Page 22 of 22 Pages

Attachment A

      This Schedule 13G is being filed by Knowledge Kids, L.L.C., a Delaware limited liability company, Knowledge Universe, Inc., a Delaware corporation, Knowledge Universe, L.L.C., a Delaware limited liability company, ET Holdings, L.L.C., a Delaware limited liability company, ET Consolidated, L.L.C., a Delaware limited liability company, Hampstead Associates, L.L.C., a Delaware limited liability company, Mollusk Holdings, LLC, a California limited liability company, Cephalopod Corporation, a California corporation, Lawrence Investments, LLC, a California limited liability company, Raspberry, LLC, a Delaware limited liability company, Lupine, LLC, a California limited liability company, Michael R. Milken, an individual and U.S. citizen, Lowell J. Milken, an individual and U.S. citizen, Ridgeview Associates, LLC, a California limited liability company, and Lawrence J. Ellison, an individual and U.S. citizen.